Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 10 Year Autocallable Securities Linked to N3V6EDGE Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The Nasdaq - 100 Futures 35% Edge Volatility 6% Decrement Index ER (ticker: “N3V6EDGE”) Underlying: June 26, 2026 Pricing date: Quarterly, beginning approximately one year after issuance Valuation dates: June 30, 2036 Final valuation date: July 3, 2036 Maturity date: 50.00% of the initial underlying value Final barrier value: If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Automatic early redemption: At least 24.25% per annum* Premium: 17332YC55 / US17332YC558 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the final valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 п the underlying return) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated June 11, 2026 Preliminary pricing supplement: * The actual premiums will be determined on the pricing date.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment per Security for a Valuation Date Prior to the Final Valuation Date** Hypothetical Redemption Premium Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value $1,242.500 24.2500% June 28, 2027 $1,303.125 30.3125% September 30, 2027 $1,363.750 36.3750% December 30, 2027 $1,424.375 42.4375% March 30, 2028 $1,485.000 48.5000% June 30, 2028 $1,545.625 54.5625% October 2, 2028 $1,606.250 60.6250% January 2, 2029 $1,666.875 66.6875% April 2, 2029 $1,727.500 72.7500% July 2, 2029 $1,788.125 78.8125% October 1, 2029 $1,848.750 84.8750% December 31, 2029 $1,909.375 90.9375% April 1, 2030 $1,970.000 97.0000% July 1, 2030 $2,030.625 103.0625% September 30, 2030 $2,091.250 109.1250% December 30, 2030 $2,151.875 115.1875% March 31, 2031 $2,212.500 121.2500% June 30, 2031 $2,273.125 127.3125% September 30, 2031 $2,333.750 133.3750% December 30, 2031 $2,394.375 139.4375% March 30, 2032 $2,455.000 145.5000% June 30, 2032 $2,515.625 151.5625% September 30, 2032 $2,576.250 157.6250% December 30, 2032 $2,636.875 163.6875% March 30, 2033 $2,697.500 169.7500% June 30, 2033 $2,758.125 175.8125% September 30, 2033 $2,818.750 181.8750% December 30, 2033 $2,879.375 187.9375% March 30, 2034 $2,940.000 194.0000% June 30, 2034 $3,000.625 200.0625% October 2, 2034 $3,061.250 206.1250% January 2, 2035 $3,121.875 212.1875% March 30, 2035 $3,182.500 218.2500% July 2, 2035 $3,243.125 224.3125% October 1, 2035 $3,303.750 230.3750% December 31, 2035 $3,364.375 236.4375% March 31, 2036 If the closing value of the underlying is not greater than or equal to the initial underlying value on any valuation date prior to the final valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date . Hypothetical Payment at Maturity per Security** Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Hypothetical Underlying Return on Final Valuation Date 100.00% 50.00% 25.00% 0.00% - 0.01% - 25.00% - 50.00% - 50.01% - 75.00% - 100.00% ** The hypotheticals assume that the premiums will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential return on the securities is limited. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • The securities may be automatically redeemed prior to maturity. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities are riskier than securities with a shorter term. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • If a material modification event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment. • The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. • The underlying is highly risky because it may reflect highly leveraged exposure to the underlying futures index and may therefore experience a decline that is many multiples of any decline in the underlying futures index. • The underlying may realize significant losses if it is not consistently successful in increasing exposure to the underlying futures index in advance of increases in the underlying futures index and reducing exposure to the underlying futures index in advance of declines in the underlying futures index. • The underlying may be adversely affected by a time lag in its volatility targeting mechanism. • The underlying may be adversely affected by a “decay” effect. • The underlying futures index is expected to underperform the Nasdaq - 100 Index ® because of an implicit financing cost. • The underlying may realize significant losses because it may reflect leveraged exposure to the implicit financing cost. • The closing value of the underlying futures index is based on the fixing price of its reference futures contract, rather than the settlement price. • The performance of the underlying will be reduced by a decrement of 6% per annum. • The decrement of 6% per annum may reduce the annual return of the underlying by more (and possibly significantly more) than 6%. • The underlying may not fully participate in any appreciation of the underlying futures index. • The underlying may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility. • The underlying may significantly underperform the Nasdaq - 100 Index ® . • The underlying has limited actual performance information. • The index administrator and index calculation agent of the underlying, which is our affiliate, may exercise judgments under certain circumstances in the calculation of the underlying. • Changes that affect the Nasdaq - 100 Index ® , futures contracts on the Nasdaq - 100 Index ® , the Cboe Implied Volatility Indices or NDXP options may adversely affect the performance of the underlying. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.